As filed with the Securities and Exchange Commission on March 23, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Cornerstone OnDemand, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	13-4068197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

Cornerstone OnDemand, Inc. 2010 Equity Incentive Plan

Cornerstone OnDemand, Inc. 2010 Employee Stock Purchase Plan

(Full title of the plan)

Adam L. Miller

Chief Executive Officer

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(310) 752-0200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Herbert P. Fockler

Rachel B. Proffitt

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2010 Equity Incentive Plan	2,217,331 (2)	$20.18	$44,745,740 (4)	$5,127.86
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2010 Employee Stock Purchase Plan	492,740 (3)	$17.15	$8,450,491(5)	$968.43
TOTAL:	2,710,071		$53,196,231	$6,096.29

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Equity Incentive Plan (“2010 Plan”) and 2010 Employee Stock Purchase Plan (“2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)

Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2010 Plan on January 1, 2012 pursuant to an “evergreen” provision contained in the 2010 Plan. Pursuant to such provision, on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 Plan is automatically increased by a number equal to the lesser of (i) 5,550,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) a lesser number of shares that may be determined by the Registrant’s Board of Directors.

(3)

Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2010 ESPP on January 1, 2012 pursuant to an “evergreen” provision contained in the 2010 ESPP. Pursuant to such provision, on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 1,200,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by the Registrant’s Board of Directors or a duly authorized committee of the Board of Directors.

(4)	Estimated in accordance with Rule 457(h) and (c) solely for purposes of calculating the registration fee on the basis of $20.18, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on March 20, 2012.
(5)	Estimated in accordance with Rule 457(h) and (c) solely for the purpose of calculating the registration fee on the basis of 85% of $20.18, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on March 20, 2012. Pursuant to the 2010 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.
(6)	The Registrant previously paid $19,928.45 in connection with the registration of $171,649,000 worth of the Registrant’s common stock in the initial filing of the Registrant’s registration statement on Form S-1 (Registration No. 333-175669), which was subsequently withdrawn (the “S-1 Registration Statement”). Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the entire registration fee of $6,096.29 due under this registration statement against the $19,928.45 that is remaining from the registration fee paid in connection with the S-1 Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Cornerstone OnDemand, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2011, filed with the Commission on March 6, 2012 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35098) filed with the Commission on March 2, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, includes provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duties as directors to the fullest extent permitted by applicable law. In addition, the Amended and Restated Certificate of Incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Bylaws of Incorporation, as currently in effect, provide that:

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•

The rights conferred in the Amended and Restated Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-169621), as declared effective by the Commission on March 16, 2011 (the “Registrant’s Form S-1”)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2010 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).

99.2	2010 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 23, 2012.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam L. Miller
Adam L. Miller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam L. Miller and Perry A. Wallack and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam L. Miller	President, Chief Executive Officer and Director	March 23, 2012
Adam L. Miller	(Principal Executive Officer)

/s/ Perry A. Wallack	Chief Financial Officer	March 23, 2012
Perry A. Wallack	(Principal Accounting and Financial Officer)

/s/ R. C. Mark Baker	Director	March 23, 2012
R. C. Mark Baker

/s/ Harold W. Burlingame	Director	March 23, 2012
Harold W. Burlingame

/s/ Byron B. Deeter	Director	March 23, 2012
Byron B. Deeter

/s/ James McGeever	Director	March 23, 2012
James McGeever

/s/ Neil G. Sadaranganey	Director	March 23, 2012
Neil G. Sadaranganey

/s/ Robert D. Ward	Director	March 23, 2012
Robert D. Ward

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-169621), as declared effective by the Commission on March 16, 2011 (the “Registrant’s Form S-1”)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2010 Equity Incentive Plan and forms of agreements thereunder (which are incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).

99.2	2010 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).